Exhibit 10.1

September 30, 2019

Craig Philips

Ridgewood, NJ

Dear Craig,

On behalf of Purple, it is my pleasure to extend to you this written offer to serve as an officer of Purple Innovation, Inc (the “Company”). This offer is contingent upon successful results of a background check and drug screen, and your execution of an agreement to protect the intellectual property and other rights of Purple and its affiliated companies.

Key points to your employment and compensation include:

Position:	Chief Financial Officer reporting to the Chief Executive Officer.

Base wage:	$400,000 yearly paid on a bi-weekly basis less deductions required by law. Payable in accordance with normal payroll practices of the Company. This is an exempt position.

Bonus:	An annual target bonus opportunity equal to 45% of base salary, to be payable based on both the Company and your individual performance. For the 2019 performance year, you will be eligible for a prorated target bonus, based on 6 months service in the 2019 performance year

Equity:	325,000 options, granted on your start date, October 1, 2019, as approved by the Board on or before your start date. The exercise price of the options will be equal to the greater of the Fair Market Value on the date of grant (October 1, 2019) and the 30-trading day VWAP. Twenty-five percent (25%) of this options grant will vest in a cliff on March 16, 2020 (the first anniversary of your consulting arrangement with the Company), and 1/48th will vest monthly thereafter over the following 36 months. In the event of a Change In Control (as defined below) prior to October 1, 2020, a maximum of 50% of this options grant (162,500 options, which is inclusive of any options already vested) will vest and become exercisable. In the event of a Change In Control after October 1, 2020, 100% of this options grant will vest and become exercisable. As a C-level position, you will also be eligible to participate in Purple LLC’s long-term incentive plan.

The terms of the equity award specified in this letter are to supersede the terms set forth in the underlying equity plan, the “2017 Equity Incentive Plan,” and the award agreement evidencing the award cited in this letter is to conform to the terms set forth herein.

Change In Control:	A Change In Control means the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the Company enters into an agreement of reorganization, merger or consolidation pursuant to which the Company or a subsidiary of the Company is not the surviving corporation or (iii) the sale of all or substantially all of the Company's assets. A Change in Control shall not be considered to have occurred so long as either (a) the Company remains publicly traded with an independent Board, including without limitation in the event that a controlling shareholder of the Company sells more than 50% or more of the Company's Class A Common Stock, or (b) any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock.

Severance:	In the event your employment is involuntarily terminated by the Company for a reason other than cause, you will receive 6 months of base salary plus one week of base salary for each completed year of service. Upon your involuntary termination by the Company for a reason other than Cause, all unvested stock options will be forfeited and cancelled.

Responsibilities & Duties:	As an officer of the Company, you will be expected to act throughout your employment in behalf of the Company in managing your responsibilities in connection with Purple LLC’s business, finance and operations. You will be paid by Purple LLC and subject to the policies of Purple LLC. During your employment with Purple LLC, you will devote your full business time, skill, attention, and best efforts to the performance of your duties, subject to customary carve-outs for charitable or religious activities and management of personal affairs that do not materially interfere with the performance of your duties to the Company. You will have such duties and authority as is customary for a CFO of a publicly traded company with subsidiaries and as determined from time to time by the CEO and the Board of Directors. You will comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Company and Purple LLC.

Corporate Opportunity:	You are required to submit to the Company all business, commercial and investment opportunities or offers presented to you or of which you become aware which relate to the business of the Company at any time during your employment. Unless approved by the Board, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf.

Cooperation:	You shall both during and after your employment for the Company, subject to the Company reimbursing you for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments).

Travel Expenses:	Purple will reimburse all reasonable airfare and other business-related travel costs necessary for your commuting to Purple Headquarters. Flights should be booked at least two (2) weeks in advance and travel should be coach unless you have personal miles to cover any seating upgrades.

Work Schedule:	This is a full-time position co-located in Alpine, UT, and New York, NY, with the understanding that working in the co-located working arrangement between Alpine, UT and New York, NY location will be re-evaluated no later than the 24-month anniversary of the start date.

Benefits:	You will be eligible to participate in the Purple benefits programs such as health, dental, and vision insurance plans, as well as Life Insurance, on the same basis as other personnel. You are eligible for the medical, dental, and vision plan on the first day of the month following your date of hire. You are also eligible to participate in our 401(k) plan at a 5% company match on the first of the month following a four-month qualification period.

Paid Time Off:	You will receive 120 hours of paid time off (PTO) per annum accrued in accordance with the company’s vacation policy. The company also provides employees with 10 paid holidays per year.

At Will Employment:	In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor any company representative has entered into a contract regarding the terms or the duration of your employment. As an At-Will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Similarly, the company is free to conclude its employment relationship with you at any time, with or without cause, or advance notice.

Drug/alcohol testing:	By accepting this offer: You acknowledge yourself as being free of inappropriate drug or alcohol use; you agree to submit to a drug/alcohol screening test as a condition of employment; and you accept that Purple has a smoke-free workplace policy and a drug/alcohol-free workplace program which could include ongoing random or comprehensive testing of all employees or individual employees.

In addition, Purple will provide you with the necessary materials and equipment to effectively perform the responsibilities of your position. Any equipment, proprietary information, or other materials must be returned to the company upon termination for any reason.

As with any employment at will, all compensations, benefits, work assignments, etc. are subject to change in accordance with the needs of the company, with the exception of any vested rights.

Craig, I am confident that you will find this position both challenging and rewarding. We look forward to your contributions and success with Purple. Upon acceptance of this offer, please sign and date the letter to indicate your acceptance of the position as well as the attached Proprietary Information & Invention Assignment and return it to HR at careers@purple.com.

Sincerely,

/s/ Joseph B. Megibow

Joseph B. Megibow, Purple, CEO

I accept this employment offer:

/s/ Craig Phillips
Craig Philips

October 1, 2019
Date

Employment Start Date: October 1, 2019

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